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                         HANGER ORTHOPEDIC GROUP, INC.
                                  EXHIBIT 11
                      COMPUTATION OF NET INCOME PER SHARE
               FOR THE THREE MONTHS ENDED March 31, 1995 and 1994

                                        1995                      1994
                                        ----                      ----

Net income (loss)            $         244,000        $        (534,953)

Less:
    Dividends declared                   5,262                    4,810
                                 --------------------     --------------------
        Total                $         238,938        $        (539,763)

Divided by:
    Weighted average number of shares
        outstanding                   8,290,544               8,383,181
                                  -------------------      ------------------

Net income (loss) per share                $.03                   $(.06)
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